Exhibit 99.1

[LOGO OF ECHELON CORPORATION]

550 Meridian Avenue

San Jose, CA 95126

Phone: +1-408-938-5200

Fax: +1-408-790-3800

lonworks@echelon.com

www.echelon.com

News Information	For Immediate Release

Press Contact Steve Nguyen Echelon Corporation +1-408-938-5272 qnguyen@echelon.com	Investor Relations Contact Chris Stanfield Echelon Corporation +1-408-938-5243 stanfield@echelon.com

Echelon Discloses Dispute with Enel

(SAN JOSE, CA – May 15th, 2003) – Echelon Corporation (NASDAQ: ELON) the creator of the LONWORKS® device networking platform for connecting everyday devices to each other and the Internet, disclosed today that a contractual dispute has arisen with Enel S.p.A., the Italian utility that is integrating Echelon’s LONWORKS technology into its remote metering management project, the Contatore Elettronico. The dispute relates to the transition from the current version of the metering kit that Echelon sells to Enel’s meter manufacturers, to the combo chip metering kit. Echelon had previously agreed with Enel to sell to Enel’s meter manufacturers an additional 2 million units of the current version of the metering kit to ease the impact of Enel’s transition to the new metering kit.

Echelon’s agreement with Enel provides that Echelon will be entitled to a higher sales price on the additional two million units, so long as certain milestones are achieved by specified dates. The higher sales price would result in an aggregate of $3.0 million of additional revenue to Echelon, and a like amount of additional gross profit. Echelon believes that such milestones were achieved by the applicable dates, and that it is therefore entitled to the additional revenue, but Enel contends that a single milestone was not achieved by the applicable date. Echelon firmly believes that Enel’s contention is without merit.

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Echelon has notified Enel that if Enel does not pay Echelon the $3 million for the additional 2 million units as the units are shipped, then Echelon intends to pursue arbitration of the dispute. Echelon believes that arbitration would not be completed for several months, which could delay Echelon’s ability to record revenue until the arbitration is completed. If this dispute is not resolved in Echelon’s favor, Echelon’s revenues and operating results could each be reduced by as much $2.7 million for the second quarter of 2003, and by as much as $3,000,000 for 2003.

About Echelon Corporation

Echelon Corporation is the creator of the LONWORKS platform, the world’s most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners, electric meters, and lighting systems to each other and to the Internet. Echelon’s hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed more than 30 million LONWORKS based devices into homes, buildings, factories, trains, and other systems worldwide.

The protocol underlying LONWORKS networks and the signaling used by Echelon’s power line and free topology transceivers have been adopted as standards by the American National Standards Institute (ANSI). Echelon is a founding member of the LONMARK Interoperability Association, an open industry forum of hundreds of leading manufacturers, integrators, and users dedicated to promoting the use of interoperable LONWORKS devices. More information about LONMARK interoperability is available at http://www.lonmark.org. Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the resolution of the dispute with Enel, the timing of resolving the dispute through arbitration or otherwise, the costs of arbitration, the affect of diverting of management’s attention from other business to the dispute, the effect of the dispute or a resolution thereof on Echelon’s revenues and gross profit, and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are

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cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.